United States Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 16, 2017

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-33407	41-1458152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 16, 2017, Brien Ragle, CFO of IsoRay, Inc. (the "Company"), informed the Board of his resignation from all positions held with the Company and its subsidiaries, effective immediately. Even though not obligated to do so, the Company is in negotiations with Mr. Ragle to enter into a Separation Agreement for a to-be-determined amount of severance pay as well as mutual releases.  There is no assurance as to when or if an agreement will be executed with Mr. Ragle.

Pending locating an ultimate successor CFO, the Company’s Board of Directors has appointed Matthew Branson, age 40, as its Principal Financial Officer effective January 17, 2017, to serve at the discretion of the Board. Mr. Branson currently serves as the Controller for the Company’s operating subsidiary, IsoRay Medical, Inc. (“Medical”), and will continue to do so, a position he has held since March 2016. Mr. Branson was previously an Accounting Manager at Medical from March 2015 to March 2016. From June 2013 to March 2015 he held the position of Accountant II for the City of Richland, Washington. Between September 2011 and June 2013 he served as the Purchasing and Warehouse Supervisor for the City of Richland, Washington. Mr. Branson is a Certified Public Accountant and received his Bachelor of Accounting degree from Brigham Young University and his Master of Accounting, Tax from Weber State University.

Neither the Company nor any of its subsidiaries has entered into any transactions with Mr. Branson described in Item 404(a) of Regulation S-K other than in connection with his existing employment with the Company. Mr. Branson was not appointed pursuant to any arrangement or understanding between Mr. Branson and any other person. There are no family relationships between Mr. Branson and any director or executive officer of the Company. In connection with Mr. Branson’s appointment as Principal Financial Officer, the Company did not enter into or materially amend any plan, contract, or arrangement that Mr. Branson will participate in as Principal Financial Officer.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 17, 2017

IsoRay, Inc., a Minnesota corporation

By:	/s/ Thomas C. LaVoy
Thomas C. LaVoy, CEO